EXHIBIT 99

                                 PRESS RELEASE


Stratford American Corporation (OTC Bulletin Board: STFA.OB) today announced that Scottsdale Thompson Peak, LLC, a subsidiary that Stratford American Corporation owns 80% of the membership interests in, sold the property located at 20225 North Scottsdale Road, Scottsdale, Arizona. The total sales price for the property was $31,400,000. Following the payment of the expenses and other costs associated with the transaction, Stratford American expects to receive net proceeds of approximately $5,970,000 in cash from the sale.

This press release contains forward-looking statements that involve known and unknown risks and uncertainties. Forward-looking statements are identified by words or phrases such as "expects" and other similar expressions. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate, and the forward-looking statements based on these assumptions could be incorrect.